Exhibit 99.1

Release:    Feb. 2, 2022

CP Board Member Edward Monser Will Not Stand For Re-election

Calgary – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) said today that Edward L. Monser has announced he will not be standing for re-election as a director at the Canadian Pacific Annual and Special Meeting scheduled for April 27, 2022.

Mr. Monser stated: “It has been a pleasure to serve on the Board of Canadian Pacific since December 2018. I take great personal pride in having been part of the CP Board during its battle to acquire Kansas City Southern in order to create the first ever railroad connecting Canada, the United States and Mexico. It has been an honour to work with the CP Board and its executive team in helping to achieve this truly historic business combination which will, subject to approval by the Surface Transportation Board, bring great value and competitive options to markets in all three countries. Although due to personal and professional commitments I will not be able to continue on with CP in this historic journey, I wish the CP Board and management every success.”

CP Board Chair Isabelle Courville said, “Ed has made a formidable contribution to the CP Board during his tenure. We thank him for his years of service and we wish him all the best in his future endeavours.”

About Canadian Pacific

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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